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                                                                    EXHIBIT 99.2

          PRESS RELEASE OF THE BANC CORPORATION DATED NOVEMBER 8, 2005


                          [THE BANC CORPORATION LOGO]


                              FOR IMMEDIATE RELEASE

             THE BANC CORPORATION TO PARTICIPATE IN SANDLER O'NEILL
                       2005 FINANCIAL SERVICES CONFERENCE


BIRMINGHAM, AL - NOVEMBER 8, 2005 - The Banc Corporation (NASDAQ-NMS: TBNC) announced that it will participate in the 2005 Financial Services Conference hosted by Sandler O'Neill & Partners to be held on November 17, 2005 in Naples, Florida. The Banc Corporation's Chief Executive Officer, Stan Bailey is scheduled to give a presentation at 1:00 p.m. EST that will provide an overview of the Corporation and its strategic direction to investors attending the conference.

This presentation may be accessed via live webcast at www.sandleroneill.com or via audio conference at 617-213-8860. The webcast will be archived for 30 days after the event beginning November 18, 2005.

The Banc Corporation is a $1.38 billion community bank holding company, headquartered in Birmingham, Alabama. The principal subsidiary of The Banc Corporation is The Bank, a southeastern community bank. The Bank has a total of twenty-six branches, with nineteen locations throughout the state of Alabama and seven locations along Florida's eastern panhandle. The Bank also has loan production offices in Montgomery, Alabama, Tallahassee, Florida and Panama City, Florida.


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Statements in this document that are not historical facts, including, but not limited to, statements concerning future operations, results or performance, are hereby identified as "forward looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and
Section 27A of the Securities Act of 1933. The Banc Corporation cautions that such "forward looking statements," wherever they occur in this document or in other statements attributable to The Banc Corporation are necessarily estimates reflection the judgment of The Banc Corporation's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Such "forward looking statements" should, therefore, be considered in light of various important factors set forth from time to time in the Banc Corporation's reports and registration statements filed with the Sec. While it is impossible to list all such factors that could affect the accuracy of such "forward looking statements," some of those factors general, economic conditions, especially in the Southeast; the performance of the capital markets; changes in interest rates, yield curves and interest rate spread relationships; changes in accounting and tax principles, policies or guidelines; changes in legislation or regulatory requirements; changes in the competitive environment in the markets served by The Banc Corporation; and changes in the loan portfolio and the deposit base of The Banc Corporation. The Banc Corporation disclaims any intent or obligation to update "forward looking statements."


More information on The Banc Corporation and its subsidiaries may be obtained over the Internet, http://www.the-banc.com or by calling 1-887-326-BANK (2265).